Southwest Georgia Financial  Corporation                          SGB
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251

News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
george.kirkland@sgfc.com

                           For Immediate Release

             Southwest Georgia Financial Corporation Announces
             17% Increase in Net Income for 2005 Second Quarter

  *  Earnings per share increases 18.8% over second quarter of 2004
  * Return on average equity of 12.5% improves over 230 basis points over first quarter of 2005

MOULTRIE, GEORGIA, July 22, 2005 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported record net income of $1.240 million and record diluted earnings per share of $.38 for the second quarter of 2005 compared with net income of $1.062 million and diluted earnings per share of $.32 for the second quarter of 2004. The second quarters of both 2005 and 2004 ended on June 30. For the first half of 2005, net income was $2.248 million compared with $2.139 million for the first six months of 2004.

DeWitt Drew, President and CEO, commented, "Our significant diversification of sources of non-interest income was a major factor in the second quarter's solid results. Our mortgage banking business had a strong second quarter and continues to manage a high-quality pipeline of projects. It had a 58% increase in revenue over last year's second quarter and is up 14% for the year to date. Higher funding costs have impacted our ability to grow net interest income, and our challenge continues to be managing these costs in a rising rate environment while contending with lower yields on earning assets. Our focus on cost discipline, retaining and expanding customer relationships, and identifying acquisition opportunities are central to our ability to continue to deliver value to our shareholders."

Return on average equity for the second quarter of 2005 was 12.50% compared with 10.89% for the same period in 2004 and compared with 10.18% for the first quarter of 2005. Return on average assets for the quarter was 1.66%, an increase of 20 basis points from the same period in 2004, and up 34 basis points when compared with the first quarter of 2005.


Positive Balance Sheet Trends and Strong  Asset Quality

At June 30, 2005, total assets grew to $299.6 million from $293.0 million at the end of the same period last year. Total loans increased to $107.0 million compared with $105.5 million at June 30, 2004, and increased $7.1 million from December 31, 2004. Deposits declined slightly to $218.0 million at the end of the second quarter of 2005, down $5.5 million from the same period in 2004, and down $4.5 million from the end of the year, due to seasonal fluctuations in core deposit levels and some decreases in public deposits.

The loan loss reserve to total loans remains approximately 2.3%, while nonperforming assets to total assets decreased to 0.25%, a 51 basis point improvement over last year. Capital ratios well exceed the required regulatory levels.

Shareholders' equity was $40.4 million as of June 30, 2005, up from $38.6 million reported June 30, 2004, primarily as a result of earnings growth and an increase in the market value of investment securities available for sale. On a per share basis, book value at quarter end was $12.37, up from $11.68 compared with the same period in 2004. The Company has approximately 3.3 million shares of common stock outstanding.


Revenue

Non-interest income, which continues to be slightly over one-third of the Company's total revenue, was $2.237 million for the second quarter, an increase of 28% from the same period in 2004. The largest contributor to non-interest income, mortgage banking services, increased $504 thousand, or 58%, from last year's second quarter. The level and timing of recognizing income from the mortgage banking business is dependant on many factors related to originating and closing relatively large commercial mortgage loans, and therefore, it may fluctuate from quarter to quarter. Currently, the mortgage banking business has a strong pipeline of projects and services a $590 million portfolio of non-recourse loans. Partially offsetting the increase in mortgage banking services were slight decreases in revenue from service charges on deposit accounts and insurance services.

Net interest income for the second quarter of 2005 decreased to $2.58 million compared with $2.71 million for the same period in 2004, due primarily to the increase in the rates of interest on deposits. The Company's net interest margin was 3.95% for the second quarter of 2005, down 31 basis points from the same period a year ago. However, the Company has had a quarter-to-quarter improvement in its net interest margin.

Non-interest expense for the quarter increased 5.7% when compared with the second quarter of 2004 primarily due to a increase of $197 thousand in salary and employee benefits. This increase is directly related to the growth in the mortgage banking business. Somewhat offsetting this increase was a $101 thousand decline in data processing expense which was attributed primarily to the reduction in merger related expenses.


Review of First Half of 2005

Earnings per share on a diluted basis for the first six months of 2005 were $.68 compared with $.66 for the first six months of 2004. The year-to-date earnings on a per share basis were affected by an increase in the weighted average share count due to the February 2004 acquisition of First Bank Holding Company and its sole subsidiary, Sylvester Banking Company (SBC), for approximately $9.7 million in cash and stock. For the first six months of this year, return on average equity was 11.34% compared with 11.50% for the same period last year, while return on average assets was 1.49% compared with 1.54% for the same period in 2004.

Net interest income for the first six months of 2005 was relatively flat at $5.16 million compared with $5.18 million for the same period in 2004. Net interest margin was 3.92% for the first half of 2005, down 36 basis points from the same period a year ago.

For the first six months of 2005, non-interest income was $3.989 million, up 13.4% from the same period in 2004. Mortgage banking services increased $279 thousand, or 14%, from the same period last year. Revenue from trust services, retail brokerage services, and the net gain on the sale or abandonment of assets had increases in the first half of 2005 compared with the same period in 2004. These increases were partially offset by decreases in revenue from insurance services and service charges on deposit accounts.

Non-interest expense was up $162 thousand, or 2.7% for the first half of 2005 compared with the same period last year. Driving the increase was $342 thousand in higher costs for salary and employee benefits. The year-to-date results in 2004 only included four months of SBC's operating costs compared with a full six month's costs in 2005.


Dividends and Share Repurchases

During the second quarter of 2005, the company paid a regular $0.13 per share quarterly cash dividend. The dividend currently has a yield of approximately 2.5% at an annual dividend rate of $0.52 per share.

Through the first six months of 2005, the Company has repurchased 14,200 shares at an average price of $22.88 per share. Since the stock repurchase program began in January 2000, the Company has repurchased a total of 536,295 shares of its common stock at an average price of $14.10 per share. The price per share data and the numbers of shares repurchased are adjusted for stock splits or stock dividends.


About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $300 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has offices in Colquitt and Mitchell Counties. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:

                                www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                  SOUTHWEST GEORGIA FINANCIAL CORPORATION
               CONSOLIDATED STATEMENT OF CONDITION (unaudited)
                 (Dollars in thousands except per share data)
                                               June 30,  December 31,  June 30,
ASSETS                                           2005        2004        2004
                                               --------    --------    --------
Cash and due from banks                       $   9,117   $  13,367   $  10,257
Interest-bearing deposits with banks              6,268       5,967         265
Federal funds sold                                    0           0           0
Investment securities available for sale         56,525      56,852      56,170
Investment securities held to maturity          107,868     116,046     106,651
Loans, less unearned income and discount        107,060      99,915     105,484
   Allowance for loan losses                     (2,478)     (2,507)     (2,507)
      Net loans                                 104,582      97,408     102,977
Premises and equipment                            6,680       6,830       6,546
Foreclosed assets, net                               33          14         988
Intangible assets                                 2,960       3,206       3,489
Other assets                                      5,531       5,535       5,676
      Total assets                            $ 299,564   $ 305,225   $ 293,019

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                         $  33,379   $  36,399   $  34,813
  NOW accounts                                   52,501      52,914      48,195
  Money market                                   13,781      11,851      10,539
  Savings                                        28,494      28,081      29,683
  Certificates of deposit $100,000 and over      23,881      27,343      32,103
  Other time accounts                            65,923      65,900      68,090
      Total deposits                            217,959     222,488     223,423

  Federal funds purchased                             0           0       4,585
  Other borrowings                                3,000       8,000           0
  Long-term debt                                 35,457      30,517      23,631
  Accounts payable and accrued liabilities        2,727       4,776       2,783
      Total liabilities                         259,143     265,781     254,422
Shareholders' equity:
  Common stock - par value $1;  5,000,000
       shares authorized; 4,265,180
       shares issued (*)                          4,265       4,263       3,547
  Additional paid-in capital                     31,232      31,188      12,503
  Retained earnings                              14,025      12,627      30,976
  Accumulated other comprehensive income            383         525           8
      Total                                      49,905      48,603      47,034
Treasury stock - at cost (**)                    (9,484)     (9,159)     (8,437)
      Total shareholders' equity                 40,421      39,444      38,597
  Total liabilities and shareholders' equity  $ 299,564   $ 305,225   $ 293,019

*    Common stock - shares outstanding        3,267,068   3,278,608   3,305,646
** Treasury stock - shares                      998,112     983,912     950,274

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited)
                 (Dollars in thousands except per share data)
                                       For the Three Months   For the Six Months
                                          Ended June 30,        Ended June 30,
                                          2005       2004       2005       2004
                                       ---------  ---------  ---------  ---------
Interest income:
 Interest and fees on loans            $   1,866  $   1,795  $   3,578  $   3,511
 Interest and dividend on securities
  available for sale                         593        592      1,178      1,292
 Interest on securities
  held to maturity                         1,166      1,118      2,389      1,887
 Interest on federal funds sold                0          5          0         35
 Interest on deposits with banks              27          2         80         18
     Total interest income                 3,652      3,512      7,225      6,743

Interest expense:
 Interest on deposits                        788        618      1,508      1,201
 Interest on federal funds purchased           4          6          4          6
 Interest on other borrowings                 19          1         39         60
 Interest on long-term debt                  260        180        517        295
     Total interest expense                1,071        805      2,068      1,562
     Net interest income                   2,581      2,707      5,157      5,181
Provision for loan losses                     20         10         40         17
     Net income after provision for
      losses on loans                      2,561      2,697      5,117      5,164

Noninterest income:
 Service charges on deposit accounts         394        415        731        765
 Income from trust services                   75         72        148        146
 Income from retail brokerage services        72         61        132        116
 Income from insurance services              258        293        567        587
 Income from mortgage banking services     1,366        862      2,238      1,959
 Net gain (loss) on the sale or
  abandonment of assets                       33          0         36      ( 186)
 Net gain on the sale of securities            0          0          0          3
 Other income                                 39         38        137        128
     Total noninterest income              2,237      1,741      3,989      3,518

Noninterest expense:
 Salary and employee benefits              1,886      1,689      3,645      3,303
 Occupancy expense                           199        195        408        378
 Equipment expense                           179        163        346        316
 Data processing expense                     162        263        357        437
 Amortization of intangible assets           123        123        245        218
 Other operating expense                     610        556      1,209      1,396
     Total noninterest expense             3,159      2,989      6,210      6,048

Income before income tax expense           1,639      1,449      2,896      2,634
Provision for income taxes                   399        387        648        495
     Net income                        $   1,240  $   1,062  $   2,248  $   2,139

Net income per share, basic            $    0.38  $    0.32  $    0.69  $    0.66
Net income per share, diluted          $    0.38  $    0.32  $    0.68  $    0.66

Dividends paid per share,
 basic & diluted                       $    0.13  $    0.11  $    0.26  $    0.22
Basic weighted average
 shares outstanding                    3,268,314  3,313,055  3,271,869  3,231,914
Diluted weighted average
 shares outstanding                    3,297,451  3,332,052  3,302,259  3,248,703

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)
At June 30                                     2005               2004
                                            ---------          ---------
Assets                                      $ 299,564          $ 293,019
Loans, less unearned income & discount        107,060            105,484
Deposits                                      217,959            223,423
Shareholders' equity                           40,421             38,597
Book value per share                            12.37              11.68
Loan loss reserve/loans                          2.31%              2.38%
Nonperforming assets/total assets                0.25%              0.76%

                                             Three Months        Six Months
                                             Ended June 30,     Ended June 30,
                                            ---------------    ---------------
                                             2005     2004      2005     2004
                                            ------   ------    ------   ------
                                                               <C.
Net income                                  $1,240   $1,062    $2,248   $2,139
Earnings per share, basic                     0.38     0.32      0.69     0.66
Earnings per share, diluted                   0.38     0.32      0.68     0.66
Dividends paid per share, basic & diluted     0.13     0.11      0.26     0.22
Return on assets                              1.66%    1.46%     1.49%    1.54%
Return on equity                             12.50%   10.89%    11.34%   11.50%
Net interest margin (tax equivalent)          3.95%    4.26%     3.92%    4.28%
Net charge offs (recoveries)/average loans    0.06%    0.06%     0.14%    0.04%

Quarterly                      2nd Qtr   1st Qtr   4th Qtr   3rd Qtr   2nd Qtr
Averages                         2005      2005      2004      2004      2004
                               --------  --------  --------  --------  --------
Assets                         $298,661  $305,367  $301,868  $292,596  $291,783
Loans, less unearned income
 & discount                     104,014    99,801   101,250   103,876   104,993
Deposits                        221,296   228,476   222,364   219,791   227,453
Equity                           39,690    39,595    39,374    38,903    38,994
Return on assets                   1.66%     1.32%     1.20%     1.12%     1.46%
Return on equity                  12.50%    10.18%     9.21%     8.43%    10.89%
Net income                     $  1,240  $  1,008  $    906  $    819  $  1,062
Net income per share, basic    $   0.38  $   0.31  $   0.28  $   0.25  $   0.32
Net income per share, diluted  $   0.38  $   0.30  $   0.27  $   0.25  $   0.32
Dividends paid per share,
 basic & diluted               $   0.13  $   0.13  $   0.13  $   0.11  $   0.11